UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2015 (November 23, 2015)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On November 23, 2015, Vince, LLC ("Vince, LLC"), a wholly-owned subsidiary of Vince Holding Corp. (the “Company”), entered into consulting services agreements with Rea Laccone and Christopher LaPolice.  Ms. Laccone and Mr. LaPolice will oversee the Company’s product, merchandising and creative efforts.

The consulting services agreements have terms that end on February 3, 2018 and provide for the following compensation: (i) a base annual consulting fee of $2,500,000 for Ms. Laccone and $1,125,000 for Mr. LaPolice; (ii) an annual cash bonus of $1,000,000 for Ms. Laccone and $1,125,000 for Mr. LaPolice, prorated for the current fiscal year, subject to the consulting term continuing through the end of each fiscal year to which the bonus relates, provided that if the consultant is terminated without cause, she or he will be entitled to a pro-rata portion of the annual bonus calculated through the date of termination; and (iii) options to acquire 200,000 shares of the Company's common stock for Ms. Laccone and 150,000 shares of the Company's common stock for Mr. LaPolice, with the options vesting as to 50% of the shares on the first anniversary of the grant date, 25% of the shares on the 18 month anniversary of the grant date and 25% of the shares on the second anniversary of the grant date, in each case subject to the consulting period continuing through such time, provided that, if the consultant is terminated without cause, she or he will pro-rata vest in the next tranche of options based on the number of months completed in the vesting term prior to such termination.

Further details are contained in, and this description is qualified in its entirety by, the consulting services agreements, which will be included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending January 30, 2016.

A copy of the press release announcing the engagement of Ms. Laccone and Mr. LaPolice as consultants is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Vince Holding Corp., dated November 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINCE HOLDING CORP.
Date: November 27, 2015	By:	/s/ Ryan A. Schreiber
		Name:	Ryan A. Schreiber
		Title:	Senior Vice President, General Counsel & Secretary